Exhibit 99.1

Press Information

FOR IMMEDIATE RELEASE

NASDAQ SYMBOL MXIM

Contact:	John F. Gifford, Chairman,
President and Chief Executive Officer
(408) 737-7600

MAXIM REPORTS 19% INCREASE

IN EARNINGS PER SHARE AND 32% INCREASE IN FREE

CASH FLOW PER SHARE FOR ITS

THIRD QUARTER OF FISCAL YEAR 2005

          SUNNYVALE, CA–May 3, 2005–Maxim Integrated Products, Inc., (MXIM) reported net revenues of $400.2 million for its fiscal third quarter ending March 26, 2005, an 8.2% increase over the $370.0 million reported for the third quarter of fiscal year 2004 and an 8.2% decrease over the $436.1 million reported for the second quarter of fiscal 2005.  Net income for the quarter was $125.5 million, a 15.0% increase over the $109.2 million reported last year and a 13.2% decrease from the $144.6 million reported for the second quarter.  Diluted earnings per share were $0.37 for the third quarter, a 19.4% increase over the $0.31 reported for the same period a year ago and an 11.9% decrease from the $0.42 reported for the second quarter of fiscal 2005.  The Company’s free cash flow was $156 million, or $0.45 per diluted share for the third quarter, compared to $120 million, or $0.34 per diluted share, for the third quarter of fiscal year 2004.  This is a 32.4% increase in free cash flow per diluted share from the prior year’s comparable quarter.  For the nine months ended March 26, 2005 free cash flow per diluted share increased 20.8% relative to the comparable period last year.  Free cash flow is defined as cash from operating activities (after tax), less additions to property, plant and equipment as reported in the Company’s statements of cash flows.

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          During the quarter, cash and short-term investments increased $116.5 million after the Company repurchased approximately 598,000 shares of its common stock for $24.5 million, paid dividends of $32.7 million, and acquired $13.8 million in capital equipment. At quarter end, cash and cash equivalents totaled $1.4 billion. Accounts receivable increased $12.7 million to $192.4 million, and inventories increased $12.9 million to $159.5 million in the third quarter.

          Gross margin for the third quarter was 72.0%, down from the 72.6% reported for the second quarter of fiscal year 2005. Research and development expense was $83.1 million or 20.8% of net revenues in the third quarter, compared to $81.0 million or 18.6% of net revenues in the second quarter of fiscal year 2005. Selling, general and administrative expenses decreased slightly from $25.3 million or 5.8% of net revenue in the second quarter to $24.7 million in the third quarter, or 6.2% of net revenue.

          In the third quarter, the Company recorded a $5.0 million discretionary employee bonus to be paid out at the end of calendar 2005, which increased cost of goods sold by $1.6 million, increased research and development expense by $2.7 million, and increased selling, general and administrative expenses by $0.7 million.  The effect of this bonus reduced earnings by $0.01 per share.

          Also, during the quarter, Maxim reached an agreement with Linear Technology, Inc. regarding a patent in the battery management area.  The settlement agreement did not require the restatement of prior reported income as Maxim had accrued funds covering this license cost.  Going forward for the next 8 years, the license charge will be immaterial and partially offset by other new license fees received in the fourth quarter from other licensees.

          Third quarter bookings were approximately $373 million, a 6% increase from the second quarter’s level of $353 million. Turns orders received in the quarter were approximately $156 million or 42% of net bookings, a 28% increase over the $122 million or 35% of net bookings received in the prior quarter (turns orders are customer orders that are for delivery within the same quarter and may result in

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 revenue within the same quarter if the Company has available inventory that matches those orders). Bookings increased in 15 out of the Company’s 20 end equipment segments and in all geographic locations except Europe.  Third quarter ending backlog shippable within the next 12 months was approximately $328 million, including approximately $284 million requested for shipment in the fourth quarter of fiscal year 2005. The Company’s second quarter ending backlog shippable within the next 12 months was approximately $370 million, including approximately $300 million that was requested for shipment in the third quarter of fiscal year 2005.

          The following reconciles free cash flow to net income, and it depicts the Company’s free cash flow for the three and nine months ended March 26, 2005 and March 27, 2004, respectively.

RECONCILIATION OF FREE CASH FLOW TO NET INCOME

(in millions, except per share data)	For the three months ended 3/26/05	For the three months ended 3/27/04	For the nine months ended 3/26/05	For the nine months ended 3/27/04

Net income, as reported	$126	$109	$415	$295
Add adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	19	14	57	44
Tax benefit related to stock plans	29	37	87	113
Accounts receivable	(13)	(29)	5	(36)
Inventories	(13)	5	(42)	18
Accounts payable	(11)	28	(44)	43
Income taxes payable and deferred taxes	19	16	32	20
Other assets and liabilities	14	10	22	21

Total of adjustments	44	81	117	223

Cash generated by operating activities, as reported	170	190	532	518
Deduct:
Capital expenditures	(14)	(70)	(112)	(163)

Free cash flow	$156	$120	$420	$355

Fully diluted shares, as reported	343	354	344	352
Free cash flow per fully diluted share	$0.45	$0.34	$1.22	$1.01
Fully diluted earnings per share, as reported	$0.37	$0.31	$1.21	$0.84

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          Free cash flow should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, both of which are determined in accordance with GAAP. Free cash flow excludes components that are significant in understanding and assessing the Company’s results of operations and cash flows. In addition, free cash flow is not a term defined by GAAP and as a result the Company’s measure of free cash flow might not be comparable to similarly titled measures used by other companies.

          Free cash flow is used by management to evaluate, assess, and benchmark the Company’s operating results, and the Company believes that free cash flow is relevant and useful information that is often widely used by analysts, investors, and other interested parties in the semiconductor industry. Accordingly, the Company is disclosing this information to permit a more comprehensive and objective analysis of the Company’s operating performance, to provide an additional measure of performance and liquidity, and to provide additional information with respect to the Company’s ability to meet future share repurchases, dividend payments, and working capital requirements.

          Jack Gifford, Chairman, President, and Chief Executive Officer, commented:  “As expected, third quarter bookings improved over the previous quarter.  It is a positive sign that a significant majority of our business units participated in this bookings increase.  Turns orders accelerated in the quarter as compared to the previous quarter leading us to believe that inventory levels have come further in line with consumption levels.”

          Mr. Gifford continued: “Design-in activity of Maxim’s proprietary products remains strong which we believe positions us to gain market share over the next few years.  During the third quarter, the Company introduced 738 engineering man-months of new products, a Company record and a 31% increase over the second quarter.”

          Mr. Gifford continued: “The Company expects fiscal 2005 to contribute significant profit and cash flow to the Company over fiscal 2004.  Our employees need and deserve some expression of profit sharing reward for this result.  Since stock price appreciation during the last 4 years has not recognized our Company’s performance, we expect to accrue $0.01 per share for each quarter through the balance of the calendar year.  Officers, vice presidents and other senior executives will not receive this bonus.”

          Mr. Gifford concluded: “The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per share. Payment will be made on June 1, 2005 to stockholders of record on May 16, 2005.”

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          Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainty. They include statements regarding the Company’s profitability and business outlook, the Company’s belief that inventory levels have further come in line with consumption levels, and the Company’s belief that the Company’s proprietary products will continue to be well accepted in the marketplace. Actual results could differ materially from those forecasted based upon, among other things, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, including, without limitation, declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market; the inability of the Company’s customers to consume their inventory of Maxim products in the next one or two quarters; an unexpected decrease in revenue or increase in expenses; and the Company’s success in the markets its products are introduced in and the Company’s ability to effectively and successfully manage manufacturing operations, as well as other risks described in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 26, 2004.

          All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

          Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

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Consolidated Balance Sheets

(In thousands)	3/26/05	6/26/04

	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$142,482	$147,734
Short-term investments	1,260,744	948,879

Total cash, cash equivalents and short-term investments	1,403,226	1,096,613

Accounts receivable, net	192,380	197,158
Inventories	159,463	117,785
Deferred tax assets and other current assets	157,605	166,558

Total current assets	1,912,674	1,578,114

Property, plant and equipment, at cost, less accumulated depreciation	999,403	942,186
Other assets	27,624	29,162

Total assets	$2,939,701	$2,549,462

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$50,157	$93,856
Accrued expenses	205,332	182,692
Deferred income on shipments to distributors	20,095	22,858
Income taxes payable	16,145	19,339

Total current liabilities	291,729	318,745

Deferred tax liabilities	140,107	114,399
Other liabilities	4,000	4,000

Total liabilities	435,836	437,144

Stockholders’ equity:
Common stock	153,153	80,462
Retained earnings	2,362,317	2,038,820
Accumulated other comprehensive loss	(11,605)	(6,964)

Total stockholders’ equity	2,503,865	2,112,318

Total liabilities and stockholders’ equity	$2,939,701	$2,549,462

Consolidated Statements of Income

	Three Months Ending		Nine Months Ending

(In thousands except per share data)	3/26/05	3/27/04	3/26/05	3/27/04

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$400,188	$370,023	$1,271,316	$1,018,300
Cost of goods sold	111,896	111,761	351,585	307,818

Gross margin	288,292	258,262	919,731	710,482
	72.0%	69.8%	72.3%	69.8%

Operating expenses:
Research and development	83,141	77,255	243,273	218,562
Selling, general and administrative	24,713	23,546	75,099	67,128

Operating income	180,438	157,461	601,359	424,792
	45.1%	42.6%	47.3%	41.7%
Interest income, net	7,492	5,469	19,446	15,589

Income before provision for income taxes	187,930	162,930	620,805	440,381
Provision for income taxes	62,393	53,767	206,108	145,326

Net income	$125,537	$109,163	$414,697	$295,055

Basic earnings per share	$0.38	$0.33	$1.27	$0.90

Shares used in the calculation of basic earnings per share	326,945	328,247	325,758	327,894

Diluted earnings per share	$0.37	$0.31	$1.21	$0.84

Shares used in the calculation of diluted earnings per share	342,720	354,183	343,607	351,801

Dividends declared per share	$0.10	$0.08	$0.28	$0.24

Maxim Integrated Products, Incorporated
Company Profile

NASDAQ Symbol: MXIM	•	Founded 1983	•	Public since: February 29, 1988

OPERATIONS

Corporate Offices:	120 San Gabriel Drive, Sunnyvale, California 94086
U.S. Sales Offices:	Sunnyvale and Costa Mesa, CA; Wheeling, IL; Roswell, GA; Chelmsford, MA; Austin and Dallas, TX; Beaverton, OR; Horsham, PA
Foreign Offices:

Munich, Germany; Tokyo, Japan; London, UK; Paris, France; Taipei, Taiwan; Seoul, South Korea; Hong Kong; Singapore; Milan, Italy; Beijing, China; Stockholm, Sweden; Zurich, Switzerland; Viborg, Denmark; Helsinki, Finland

PRODUCTS
Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits “connect” the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the digital signals necessary for computer and DSP processing.

•	Maxim serves approximately 35,000 customers worldwide.

•	Maxim believes it has developed more products than any other analog company in the past 21 years.

•	Maxim is recognized as the leader in CMOS analog and bipolar high-frequency technologies.

•	72% international sales for Q3 FY05.

FINANCIAL HIGHLIGHTS (In thousands, except EPS)

	FY2001	FY2002	FY2003	FY2004	Q3 FY2005

Net Revenues	$1,576,613	$1,025,104	$1,153,219	$1,439,263	$400,188
Net Income	$334,939	$259,183	$309,601	$419,752	$125,537
Shares	361,620	355,821	341,253	350,575	342,720
Diluted EPS	$0.93	$0.73	$0.91	$1.20	$0.37
Cash and Short-Term Investments	$1,220,352	$765,501	$1,164,007	$1,096,613	$1,403,226
Total Assets	$2,430,531	$2,010,812	$2,367,962	$2,549,462	$2,939,701
Stockholders’ Equity	$2,101,154	$1,741,151	$2,070,412	$2,112,318	$2,503,865
ROE	17.5%	13.5%	16.2%	20.1%	21.8%
Market Cap	$14,535,766	$13,391,992	$11,870,840	$18,240,400	$14,092,654

RESEARCH COVERAGE
A.G. Edwards, Brett Miller (314) 955-2620	Lehman Brothers, Romit Shah (212) 526-7865
Amtech Research, Doug Freedman (415) 490-3921	Merrill Lynch, Joseph Osha (415) 676-3510
C.E. Unterberg, Towbin, Ramesh Misra (415) 659-2289	Morgan Stanley, Louis Gerhardy (415) 576-2391
CIBC, Richard Schafer (720) 554-1119	Pacific Crest Securities, Michael McConnell (503) 790-7788
Credit Suisse First Boston, Michael Masdea (415) 836-7779	Pacific Growth Equities, Jim Liang (415) 274-6889
Deutsche Bank, Ross Seymore (415) 617-3268	RBC Capital, Apjit Walia (212) 428-6406
FBR, Christopher Caso (212) 381-9217	SG Cowen, Jack Romaine (212) 278-4230
Global Crown Capital, David Wu (415) 402-0518	Sanford C. Bernstein, Adam Parker (212) 756-4658
Goldman Sachs, Simona Jankowski (415) 249-7437	Smith Barney, Craig Ellis (415) 951-1887
Investec, Bobby Burleson, (212) 898-7716	U.S. Bancorp Piper Jaffray, Tore Svanberg (650) 838-1411
JMP Securities, Krishna Shankar (415) 835-8971	UBS, Tom Thornhill (415) 352-5667
JP Morgan, William Lewis (415) 315-6780	William Blair & Company LLC, Jeff Rosenberg (312) 364-8342